Exhibit 99.1

Erasca Reports Second Quarter 2021 Financial Results and Business Updates

Successfully closed $345 million upsized IPO in July 2021

On track to initiate multiple HERKULES Phase 1b/2 trials in 2021 with data readout(s) beginning in 2022

Strengthened executive leadership team with multiple appointments

SAN DIEGO, August 26, 2021 (GLOBE NEWSWIRE) — Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today reported financial results for the fiscal quarter ended June 30, 2021, and provided business updates.

“This has been a productive time for Erasca that has included significant achievement across our research and development, corporate, and operational initiatives,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “In December 2020, our first compound entered the clinic, marking an exciting milestone for the company and for our ERAS-601 program targeting SHP2 in advanced tumors. We have continued the clinical momentum with initiation of the HERKULES-1 Phase 1b/2 clinical trial in May 2021 for our ERAS-007 ERK1/2 inhibitor and look forward to initiating HERKULES-2 and HERKULES-3 later this year. Together, ERAS-601 and ERAS-007 comprise our first, innovative MAPKlamp, designed to comprehensively shut down upstream and downstream nodes of the RAS/MAPK pathway. In addition, we are excited to have recently nominated our first homegrown development candidate from our in-house discovery research efforts, ERAS-3490, which is a CNS-penetrant KRAS G12C inhibitor. As we look to the second half of the year, the recent closing of our successful $345 million initial public offering supported by top-tier institutional investors positions Erasca well to advance our industry-leading pipeline of 11 programs targeting the RAS/MAPK pathway.”

Research and Development (R&D) Highlights

•	Nominated ERAS-3490 Development Candidate: In June 2021, Erasca nominated ERAS-3490 as its development candidate from its KRAS G12C inhibitor program with high CNS penetration.

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Dosed First Patient in HERKULES-1 Study: In May 2021, Erasca dosed the first patient in HERKULES-1, a Phase 1b/2 trial for ERAS-007 (ERK1/2 inhibitor), which will be used alone and in combination with ERAS-601 (SHP2 inhibitor; together, Erasca’s first MAPKlamp) in advanced solid tumors.

•	Dosed First Patient in FLAGSHP-1 Study: In December 2020, Erasca dosed the first patient in the Phase 1/1b FLAGSHP-1 study evaluating ERAS-601 in patients with advanced solid tumors.

Corporate Highlights

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Completed $345 Million Initial Public Offering: In July 2021, Erasca sold 21,562,500 shares of common stock, which included the exercise in full by the underwriters of their option to purchase 2,812,500 additional shares of common stock, at a public offering price of $16 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Erasca, were $345 million.

•	Expanded Leadership Team: In May 2021, Erasca made key senior appointments in finance, business development, operations, legal, regulatory, manufacturing, clinical pharmacology, and data science.

•	Appointed Board of Directors: In March 2021, Erasca appointed Bihua Chen and Julie Hambleton, M.D., to its board of directors.

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Strengthened Executive Leadership Team: In January 2021, Erasca announced the appointment of Wei Lin, M.D., as Chief Medical Officer and David Chacko, M.D., as Chief Financial Officer. In May 2021, Erasca announced the appointment of Ebun Garner as General Counsel.

•	Expanded Pipeline: In January 2021, Erasca announced two exclusive, worldwide agreements

o	ERAS-601, a potential best-in-class inhibitor of the Src homology region 2 domain-containing phosphatase-2 (SHP2), was in-licensed from NiKang Therapeutics, Inc.

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ERAS-007, a potential best-in-class inhibitor of the extracellular signal-regulated kinase (ERK), the most distal node of the RAS/MAPK pathway, was acquired from ASN Product Development, Inc., a wholly-owned subsidiary of Asana BioSciences, LLC.

Key Upcoming 2021 Milestones

•	HERKULES-2: a Phase 1b/2 clinical trial for ERAS-007/MAPKlamp in combination with various agents in patients with non-small cell lung cancer (NSCLC)

o	Dosing of the first patient expected in third quarter of 2021

•	HERKULES-3: a Phase 1b/2 clinical trial for ERAS-007/MAPKlamp in combination with various agents in patients with colorectal cancer (CRC)

o	Dosing of the first patient expected in second half of 2021

Second Quarter 2021 Financial Results

Cash Position: Cash, cash equivalents, and investments were $198.7 million as of June 30, 2021, as compared to $118.7 million as of December 31, 2020. Subsequent to the end of the quarter, Erasca completed an IPO raising net proceeds of $317.7 million, after deducting underwriting discounts, commissions and other offering expenses. Erasca expects its current cash, cash equivalents, and investments balance to fund operations for at least the next 24 months.

R&D Expenses: R&D expenses were $17.6 million for the quarter ended June 30, 2021, compared to $5.9 million for the quarter ended June 30, 2020. The increase was primarily driven by expenses incurred in connection with clinical trials and preclinical studies, personnel costs due to increased headcount to support increased development activities, and outsourced services and consulting fees.

General and Administrative (G&A) Expenses: G&A expenses were $5.1 million for the quarter ended June 30, 2021, compared to $1.4 million for the quarter ended June 30, 2020. The increase was primarily driven by personnel costs, legal fees, and audit fees.

Net Loss: For the quarter ended June 30, 2021, Erasca reported a net loss of $28.2 million, or $(1.20) per basic and diluted share, compared to a net loss of $5.5 million, or $(0.26) per basic and diluted share, for the quarter ended June 30, 2020.

About Erasca

At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of cancer. We have assembled what we believe to be the deepest RAS/MAPK pathway-focused pipeline in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements

Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits of our product candidates, including ERAS-007, ERAS-601, and ERAS-3490; the expected timing of the first patient dosing for our HERKULES-2 and HERKULES-3 clinical trials; and the planned advancement of our development pipeline. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; the inability to realize any benefits from our current licenses and acquisitions and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; our ability to fund our operating plans with our current cash, cash equivalents, and investments; our ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or disrupting our clinical trials, manufacturing, and supply chain; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our most recent quarterly report on Form 10-Q and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
Balance Sheet Data:
Cash, cash equivalents, and investments	$198,673	$118,701
Working capital	179,377	106,310
Total assets	210,383	124,825
Accumulated deficit	(161,633)	(115,402)
Total stockholders’ deficit	(149,997)	(113,984)

Erasca, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$17,598	$5,863	$29,843	$10,417
In-process research and development	5,488	—	9,168	17,670
General and administrative	5,098	1,421	8,780	3,032

Total operating expenses	28,184	7,284	47,791	31,119

Loss from operations	(28,184)	(7,284)	(47,791)	(31,119)
Other income (expense)
Interest income	31	70	61	255
Other expense	(61)	(33)	(116)	(41)
Change in fair value of preferred stock purchase right liability	—	1,756	1,615	1,756

Total other income (expense), net	(30)	1,793	1,560	1,970

Net loss	$(28,214)	$(5,491)	$(46,231)	$(29,149)

Net loss per share, basic and diluted	$(1.20)	$(0.26)	$(2.02)	$(1.41)

Weighted-average shares of common stock used in computing net loss per share, basic and diluted	23,546,390	20,834,976	22,893,533	20,733,283

Other comprehensive income (loss):
Unrealized gain (loss) on investments, net	(2)	8	(3)	(14)

Comprehensive loss	$(28,216)	$(5,483)	$(46,234)	$(29,163)

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com